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                                                                    Exhibit 99.1

[SS&C PRESS RELEASE LOGO]

For Immediate Release
Contact:
Patrick Pedonti, Chief Financial Officer (860) 298-4738
Lese Amato, Investor Relations (860) 298-4653
E-mail: InvestorRelations@sscinc.com


                      SS&C Technologies Announces Dividend

WINDSOR, CT - August 4, 2004 -- SS&C Technologies, Inc. (Nasdaq: SSNC) today announced the Company's Board of Directors has declared a semi-annual cash dividend of $0.07 per share. The dividend will be paid to shareholders of record as of the close of business on August 23, 2004 and will be payable on or about September 13, 2004.

SS&C Chairman and CEO Bill Stone commented, "The Board's decision to declare a dividend demonstrates its confidence in the company's long-term growth opportunities and financial strength. We are especially pleased to be able to return profits to our shareholders, while maintaining our ability to pursue our growth initiatives."

About SS&C Technologies, Inc.
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. With a global client base that manages over $4 trillion in assets, each of the products in SS&C's suite of highly specialized solutions is in the top tier of competitive offerings in the marketplace. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) commercial lending, 2) financial institutions,
3) hedge funds and family offices, 4) insurance entities and pension funds, 5) institutional asset management, 6) municipal finance and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol "SSNC". Additional information is available at www.ssctech.com.